Exhibit 99.1

Radian Announces Director Retirement

–Company Approves Reduction in Board Size and Announces Annual Meeting Date–

PHILADELPHIA--(BUSINESS WIRE)--February 19, 2013--Radian Group Inc. today announced that on February 13, 2013, during a meeting of Radian’s Board of Directors, Ronald W. Moore informed the company of his decision to retire from the Board. The retirement for Moore, a Director of the company since 1992, is effective upon the completion of his current term at Radian’s upcoming 2013 Annual Meeting of Stockholders. In addition, the Board approved a reduction in its size from 12 to 11 members, which is effective upon Moore’s retirement and is consistent with Radian’s previously announced plan to reduce the size of its Board over time.

Radian’s Board of Directors set Wednesday, May 15, 2013, as the date for Radian’s 2013 Annual Meeting. Stockholders of record as of the close of business on Monday, March 18, 2013, will be eligible to vote at the 2013 Annual Meeting.

“Ron’s contribution throughout the years has been both insightful and valuable to Radian, and we are grateful for his service. On behalf of the company, I want to thank Ron for his tireless dedication and wish him well in the future,” said Herbert Wender, Chairman of Radian Group Inc.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz